Exhibit 99.1

Financial Statements and Report of

Independent Certified Public Accountants

HealthPocket, Inc.

March 31, 2014 and 2013

HealthPocket, Inc.

Table of contents

Report of Independent Certified Public Accountants	1-2

Financial statements:

Balance sheets	3

Statements of operations and comprehensive loss	4

Statements of changes in stockholders’ equity	5

Statements of cash flows	6

Notes to financial statements	7-18

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

HealthPocket, Inc.

We have audited the accompanying financial statements of HealthPocket, Inc. (a Delaware corporation), which comprise the balance sheets as of March 31, 2014 and 2013, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended March 31, 2014 and the period from May 14, 2012 (date of incorporation) to March 31, 2013, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthPocket, Inc. as of March 31, 2014 and 2013, and the results of its operations and its cash flows for the year ended March 31, 2014 and the period from May 14, 2012 (date of incorporation) to March 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

San Jose, CA

September 29, 2014

HealthPocket, Inc.	3

Balance sheets

	March 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,409,055	$1,696,704
Restricted cash	50,000	50,000
Accounts receivable	124,300	—
Prepaid expenses and other current assets	34,645	40,663

Total current assets	1,618,000	1,787,367
Property and equipment, net	7,798	11,462
Other assets	15,000	—

Total assets	$1,640,798	$1,798,829

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$142,845	$33,505
Accrued liabilities and other liabilities	16,874	155,495
Current portion of long-term debt	589,218	247,007
Deferred revenue	101,250	—

Total current liabilities	850,187	436,007
Long-term debt, less current portion:
Bank loan, net of discount	764,473	453,570
Founder loans and accrued interest	53,773	51,668

Total Long-term debt, less current portion	818,246	505,238

Total liabilities	1,668,433	941,245
Commitments (Note 8)
Stockholders’ equity:
Series A Preferred stock, $0.0001 par value; 17,008,000 shares authorized; 9,800,000 and 8,800,000 shares issued and outstanding as of March 31, 2014 and 2013, respectively	580	480
Common stock, $0.0001 par value; 58,000,000 shares authorized; 26,843,289 and 27,000,000 shares issued and outstanding as of March 31, 2014 and 2013, respectively	938	942
Additional paid-in capital	2,451,034	2,165,034
Accumulated deficit	(2,480,187)	(1,308,872)

Total stockholders’ equity	(27,635)	857,584

Total liabilities and stockholders’ equity	$1,640,798	$1,798,829

The accompanying notes are an integral part of these financial statements.

HealthPocket, Inc.	4

Statements of operations and comprehensive loss

	Year Ended March 31, 2014	For the Period From May 14, 2012 to March 31, 2013
Revenue	$997,969	$—
Costs and operating expenses:
Referral payments	96,465	—
Marketing and content	978,086	463,812
Selling, general and administrative	208,154	341,208
Research and development	829,998	487,371

Total operating expenses	2,112,703	1,292,391

Loss from operations	(1,114,734)	(1,292,391)
Other expenses:
Interest expense, net	(55,781)	(16,481)

Net loss before income taxes	(1,170,515)	(1,308,872)
Income tax expense	800	—
Net Loss	(1,171,315)	(1,308,872)
Other comprehensive income (loss)	—	—

Comprehensive loss	$(1,171,315)	$(1,308,872)

The accompanying notes are an integral part of these financial statements.

HealthPocket, Inc.	5

Statements of changes in stockholder’s equity

For the year ended March 31, 2014 and the	Series A Preferred Stock		Common Stock		Additional Paid In	Accumulated	Stockholder’s Equity
period from May 14, 2012 to March 31, 2013	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of May 14, 2012	—	$—	—	$—	$—	$—	$—
May 2012 – Issuance of common stock	—	—	9,300,000	930	—	—	930
June 2012 – Issuance of common stock	—	—	120,000	12	—	—	12
August 8, 2012 – forward common stock split 1.4331212 for 1	—	—	4,080,000	—	—	—	—
August 8, 2012 – Issuance of preferred stock, net of issuance cost	4,000,000	400	—	—	1,965,451	—	1,965,851
October 19, 2012 Issuance of warrant in connection with the SVB bank loan – Tranche A	—	—	—	—	9,000	—	9,000
November 29, 2012 – forward stock split 2 for 1	4,000,000	—	13,500,000	—	—	—	—
January 28, 2013 – issuance of preferred stock, net of issuance costs	700,000	70	—	—	167,822	—	167,892
February 7, 2013 – issuance of preferred stock, net of issuance costs	100,000	10	—	—	18,990	—	19,000
Stock-based compensation under equity compensation plan	—	—	—	—	3,771	—	3,771
Net loss	—	—	—	—	—	(1,308,872)	(1,308,872)

Balance as of March 31, 2013	8,800,000	480	27,000,000	942	2,165,034	(1,308,872)	857,584
April 2013 – issuance of preferred stock, net of issuance costs	1,000,000	100	—	—	247,378	—	247,478
June 20, 2013 – Issuance of common stock, net of issuance cost	—	—	11,458	1	744	—	745
August 28, 2013 – Issuance of common stock, net of issuance cost	—	—	5,000	1	324	—	325
September 30, 2013 – Issuance of warrant in connection with the SVB bank loan – Tranche B-1	—	—	—	—	10,000	—	10,000
December 31, 2013 – Repurchase of unvested common stock	—	—	(173,169)	(6)	—	—	(6)
January 31, 2014 – Issuance of warrant in connection with the SVB bank loan – Tranche B-2	—	—	—	—	10,000	—	10,000
Stock-based compensation under equity compensation plan	—	—	—	—	17,554	—	17,554
Net loss	—	—	—	—	—	(1,171,315)	(1,171,315)

Balance as of March 31, 2014	9,800,000	$580	26,843,289	$938	$2,451,034	$(2,480,187)	$(27,635)

The accompanying notes are an integral part of these financial statements.

HealthPocket, Inc.	6

Statements of cash flows

	Year Ended March 31, 2014	For the Period From May 14, 2012 to March 31, 2013
Operating activities:
Net loss	$(1,171,315)	$(1,308,872)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	13,783	3,771
Depreciation expense	5,102	2,646
Changes in operating assets and liabilities:
Restricted cash	—	(50,000)
Accounts receivable	(124,300)	—
Prepaid expenses and other assets	(8,982)	(40,663)
Accounts payable	109,340	33,505
Accrued liabilities and other liabilities	(136,516)	157,163
Deferred revenue	101,250	—

Net cash used in operating activities	(1,211,638)	(1,202,450)
Investing activities:
Purchases of property and equipment	(1,438)	(14,108)

Net cash used in investing activities	(1,438)	(14,108)
Financing activities:
Issuance of long-term debt, net of issuance costs, net of discount	1,021,078	742,244
Principal payments on long-term debt	(367,964)	(41,667)
Issuance of founder loans	—	50,000
Issuance of Class A preferred stock, net of issuance costs	271,249	2,161,743
Issuance of Common stock, net of issuance costs	1,064	942

Net cash provided by financing activities	925,427	2,913,262
Net increase (decrease) in cash and cash equivalents	(287,649)	1,696,704
Cash and cash equivalents at beginning of period	1,696,704	—

Cash and cash equivalents at end of period	$1,409,055	$1,696,704

Supplemental disclosure of cash flow information:
Cash paid for interest	$42,856	$15,226
Cash paid for income taxes	800	—

The accompanying notes are an integral part of these financial statements.

HealthPocket, Inc.	7

Notes to financial statements

Note 1 – Organization, and Summary of Significant Accounting Policies

Organization and Description of Business

HealthPocket, Inc. (the “Company”) was incorporated in Delaware on May 14, 2012. The Company’s headquarters are located in California.

The principal activities of the Company are to provide consumers with information to compare and rank all healthcare plans within a geographical area. The service is intended to be free to access for the consumer through the company’s website.

The period ended March 31, 2013 refers to the period from May 14, 2012 (date of incorporation) to March 31, 2013.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. These estimates also affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company accounts for cash on hand and demand deposits with banks and other financial institutions as cash. Short-term, highly liquid investments with original maturities of three months or less are considered cash equivalents.

Concentrations of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. A significant portion of the Company’s cash and cash equivalents is held at one large reputable financial institution. The Company is exposed to credit risk in the event of default by the financial institution to the extent that cash balances with the financial institution is in excess of amounts that are insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company generally does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

HealthPocket, Inc.	8

Notes to financial statements - continued

For the period ended March 31, 2013, the Company did not generate any revenues. For the year ended March 31, 2014, revenue and accounts receivable for customers that accounted for 10% or more of revenue or accounts receivable are summarized below:

	2014
		Accounts
	Revenue	Receivable
Velapoint Insurance, LLC	13%	66%
Health Plan Intermediaries Holdings, LLC	*	30%
TruBridge, Inc.	75%	*

*	Amount represents less than 10%

Fair Value of Financial Instruments

The Company applies guidance under U.S. GAAP, which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. The adopted guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and requires that fair value measurements be classified and disclosed in one of the following three categories:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities.

Level 2 – Valuations based on other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts of certain of the Company’s financial instruments including cash, cash equivalents, accounts receivable, and accounts payable, approximate fair value due to their short maturities. Long-term debt have variable interest rates, which reset frequently; therefore, their carrying values do not materially differ from their calculated aggregate fair value. These are considered Level 1 fair value measurements.

The Company has cash and cash equivalents of $1,409,055 and $1,696,704 as of March 31, 2014 and 2013, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the respective assets. As of March 31, 2014 and 2013, all property and equipment was comprised of computer equipment, which has an estimated useful life of 3 years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations for the period realized.

Impairment or Disposal of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairment losses on long-lived assets for the year ended March 31, 2014 and the period ended March 31, 2013.

HealthPocket, Inc.	9

Notes to financial statements - continued

Revenue Recognition

The Company’s revenue is principally derived from marketing fees, licensing fees, limited exclusivity fees, and landing page development fees. The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.

Revenue is considered earned when the performance measures have been completed. Deposits (whether refundable or non-refundable), early payments and progress payments are not recognized as revenue until the revenue producing event has occurred.

Marketing fee revenue – The Company offers marketing services over a specified term. This fee is related to telephone and website traffic received by HealthPocket.com for the customer and is recognized straight-line basis over the life of the specified term of the marketing services. There are two ways marketing fee revenue is determined: lead fee revenue and conversion fee revenue. The Company offers lead marketing services in the form of providing leads to customers. Revenue for leads provided is recognized based on the contractually agreed price per lead multiplied by the number of leads provided by the Company during the period. The Company offers conversion marketing services in the form of providing leads to customers with revenue recognized on a cost per acquisition basis. Revenue is calculated based on the number of qualifying conversions generated by the Company leads. The customer collects conversion data and provides a contractually agreed periodical report to the Company. Revenue is recognized based on the agreed price per lead conversion multiplied by the number of leads converted during the period.

Limited exclusivity fee revenue – The Company offers to certain customers limited exclusivity for placement of advertisements on the HealthPocket website for a fee. This fee is recognized straight-line basis over the life of the limited exclusivity term.

Landing page development – The Company offers to design, build and support a customer’s hosting of certain landing pages for the purpose of capturing e-leads and phone calls. Revenue for this service is recognized straight-line basis over the life of the support period of the landing pages.

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company’s marketing service and licensing agreements, and is recognized as the revenue recognition criteria are met. The Company generally invoices its customers in accordance with the agreement terms.

Stock-based Compensation

The Company measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and on the date services are provided for awards to non-employees. The measurement of stock-based compensation for non-employees is subject to periodic adjustments as the options vest, and the expense is recognized over the period services are rendered.

The Company uses the Black-Scholes option-pricing model to determine the fair values of the stock options and amortizes the fair values of stock-based awards on a straight-line basis, over the requisite service period (generally the vesting period), for the portion of the stock-based award that is ultimately expected to vest.

The Company estimates forfeitures based on historical experience, at the time of grant and revises these estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

HealthPocket, Inc.	10

Notes to financial statements - continued

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. The carrying value of the net deferred tax assets is based on the belief that it is more likely than not that the Company will be unable to realize these deferred tax assets. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Research and Development Expenses

The Company incurs research and development expenses consisting of employee compensation, information technology, consulting, and facilities-related expenses. The Company incurs research and development expenses primarily for improvements and enhancements to the services, development of new products, and infrastructure costs such as facility and other overhead costs. Costs related to research, design and development of the Company’s products are expensed as incurred and included in selling, general and administrative expense on the accompanying financial statements.

Note 2 – Property and Equipment

Property and equipment as of March 31 consisted of the following:

	2014	2013
Computer equipment	$15,546	$14,108
Accumulated depreciation	(7,748)	(2,646)

Property and equipment, net	$7,798	$11,462

Depreciation expense for the year ended March 31, 2014 and the period ended March 31, 2013 was $5,102 and $2,646, respectively.

Note 3 – Accrued Liabilities

Accrued liabilities as of March 31 consisted of the following:

	2014	2013
Accrued professional fees	$5,000	$5,000
Accrued legal fees	11,874	147,228
Deferred rent	—	3,267

Total	$16,874	$155,495

HealthPocket, Inc.	11

Notes to financial statements - continued

Note 4 – Loans

The Company has a long-term loan from the Silicon Valley Bank (SVB) and short-term loans from two of the Company’s founders, who are also officers of the Company (the “founder loans”). The loans were used to fund the day-to-day operations of the Company before the commencement of revenue activities.

Bank Loan

The bank debt agreement with SVB, executed on September 7, 2012, allowed for a maximum of $2,000,000 in financing, available in two tranches. The first tranche of $750,000 was drawn on October 19, 2012 with a maturity date of July 1, 2016. The second tranche was drawn in two parts; on September 30, 2013 for $500,000 with a maturity date of November 1, 2016 and on January 31, 2014 for $500,000 with a maturity date of January 1, 2017. Repayments begin on the 1st day of the 1st month following the funding period and are interest-only payment for a period of three months, then 36 equal payments of principal, plus accrued unpaid interest. The interest rate is the WSJ Prime Rate plus 2.25%.

SVB requires the submission of monthly financial statements within 30 days after the end of each month. SVB also holds as collateral all of the Company’s right, title and interest in the Company’s personal property as such terms are defined under the California Uniform Commercial Code; excluding any intellectual property so long as the Company agrees not to encumber any of its intellectual property.

The balance of the SVB loan, net of discount, for the year ended March 31, 2014 and the period ended March 31, 2013 are $1,353,691 and $700,577, respectively. Interest expense incurred on the loan for the periods ended March 31, 2014 and 2013 was $47,907 and $15,226, respectively. Financing costs of $7,716 associated with the issuance of the SVB loans were capitalized and amortized over the term of the bank loan.

As of March 31, 2014, scheduled maturities of the Company’s long-term bank loans are as follows:

Years Ending
March 31,
2015	$589,218
2016	533,225
2017	231,248

Total	$1,353,691

The loan with SVB was paid in full on July 14, 2014 (Note 9).

Founder Loans

The two founder loans are for $25,000 each and accrue interest at the rate of 4.0% annually. The two loans were payable on demand by the lenders. Interest expense accrued on the two loans for the year ended March 31, 2014 and the period ended March 31, 2013 was $3,773 and $1,668, respectively.

The two founders’ loans were paid in full on July 14, 2014 (Note 9).

Note 5 – Stockholders’ Equity

At incorporation, the Company was authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share.

On August 8, 2012, the number of authorized shares increased to 44,100,000; 32,000,000 shares of common stock , par value $0.0001 and 12,100,000 of Series A preferred stock, par value $0.0001 per shares. Also, a common stock forward stock split of 1.4331212 for 1 occurred.

HealthPocket, Inc.	12

Notes to financial statements - continued

On September 5, 2012, the number of authorized shares increased to 44,104,000 shares; 32,000,000 shares of common stock, par value $0.0001 and 12,104,000 shares of Series A preferred stock, par value $0.0001.

On November 29, 2012, the number of authorized shares increased to 88,208,000; 64,000,000 shares of common stock, par value $0.0001 and 24,208,000 shares of Series A preferred stock, par value $0.0001. Also, a forward stock split of 2 for 1 occurred.

On January 22, 2013, the number of authorized shares increased to 89,008,000 shares; 64,000,000 shares of common stock, par value $0.0001 and 25,008,000 shares of Series A preferred stock, par value $0.0001.

On April 2, 2013, the number of authorized shares decreased to 75,008,000 shares; 58,000,000 shares of common stock, par value $0.0001 and 17,008,000 shares of Series A preferred stock, par value $0.0001.

As of March 31, 2014, the Company’s authorized capital stock consists of 58,000,000 shares of common stock, par value of $0.0001 and 17,008,000 shares of Series A preferred stock, par value of $0.0001.

Series A Convertible Preferred Stock

In August 2012, the Company issued 4,000,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.50 per share for gross proceeds of $2,000,000 and incurred issuance costs of $34,149.

On November 29, 2012, a forward stock split of 2 for 1 occurred.

In January 2013, the Company issued 700,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.25 per share for gross proceeds of $175,000 and incurred issuance costs of $7,108.

In February, 2013, the Company issued 100,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.25 per share for gross proceeds of $25,000, and incurred issuance costs of $6,000.

In April 2013, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.25 per share for gross proceeds of $250,000, incurred issuance costs of $2,522.

Dividends

Holders of shares of Preferred Stock shall be entitled to receive non-cumulative dividends as and if declared by the board of directors. Dividends are payable in preference to any dividends of Common Stock declared by the board of directors. No dividends were declared for the year ended March 31, 2014 and the period ended March 31, 2013.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment is to be made to the holders of Common Stock, an amount per share equal to the sum of the applicable Original Issue Price of $0.25 per share for such series of Preferred Stock, plus any dividends declared but unpaid on such share.

If upon any such liquidation, dissolution or winding up of the Company the assets of the Company available for distribution to its stockholders is insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled, the holders of such shares are to share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment or setting aside for payment to the holders of Series A Preferred Stock of the full amounts, the entire remaining assets of the Company legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Company in proportion to the number of shares of Common Stock held by them.

HealthPocket, Inc.	13

Notes to financial statements - continued

Redemption

The Preferred Stock is not redeemable at the option of the holder thereof.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the Company or the transfer agent into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable original issue price by the conversion price in effect on the date the certificate is surrendered for conversion. The applicable original issue price was $0.25 as of March 31, 2014. The conversion price was $0.25 per share as of March 31, 2014.

Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for Series A preferred stock immediately upon the earlier of (i) the closing of this corporations’ sale of its Common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was greater than $30,000,000 in the aggregate or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Requisite Preferred Majority.

Series A Voting Rights

The holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.

Common Stock

As of March 31, 2014 and 2013, the Company was authorized to issue 58,000,000 shares of Common Stock, of which 26,843,289 and 27,000,000 were issued and outstanding, respectively. On December 16, 2013, 173,169 shares of unvested stock were repurchased from an employee upon termination. As of March 31, 2014 and 2013, 10,203,820 shares of Common Stock were reserved for options available to grant under the Company’s stock option plan.

Warrants to Purchase Series A Preferred Stock

On September 7, 2012, the Company entered into a bank loan agreement with SVB. As part of this agreement SVB was to be granted warrants to purchase shares of Series A Preferred Stock at an exercise price of $0.25 per share in exchange for the issuance of loan by SVB. The warrants were to be granted when a drawdown of the loan occurred. On October 19, 2012, 88,000 warrants were granted with the tranche A drawdown. On September 30, 2013, 60,000 warrants were granted with the tranche B-1 drawdown. On January 31, 2014, 60,000 warrants were granted with the tranche B-2 drawdown. As of March 31, 2014 and 2013, warrants to purchase 208,000 and 88,000 shares of Series A Preferred Stock were outstanding, respectively. These warrants are exercisable at a price of $0.25 per share at any time during their six-year term, which expires on September 7, 2019. These warrants have a fair value of $29,000 which amount has been credited to additional paid in capital on the statement of changes in stockholders’ equity. The assumptions used in estimating the value of the warrants were: volatility - 40%, expected term - 6 years, interest rate - 1.21%, and a dividend rate of 0%.

HealthPocket, Inc.	14

Notes to financial statements - continued

Note 6 – Stock-Based Compensation

In 2012, the Company adopted a stock-based reward plan, the HealthPocket, Inc. 2012 Stock Option and Grant Plan (the “Plan”), pursuant to which the Company’s board of directors may grant stock options or unvested shares to employees, consultants and advisors of the Company to encourage and enable the officers, employees, directors, Consultants and other key persons of the Company, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. The Plan authorizes grants to purchase up to 10,203,820 shares of authorized but unissued Common Stock as of May 2012. Under the terms of the Plan, the Company has the ability to grant incentive stock options (“ISO”) and non-statutory stock options (“NSO”), and restricted stock awards (“RSAs”). ISOs may only be granted to Company employees. Non-statutory stock options and RSAs may be granted to Company employees, directors, and consultants. Options are to be exercisable at prices, as determined by the board of directors, generally equal to the fair value of the Company’s common stock at the date of grant and have a term of 10 years. Options granted to employees generally vest over a four-year period, with an initial vesting period of 12 months for 25% of the grant and the remaining 75% of the shares vesting monthly on a ratable basis over the remaining 36 months. Options are exercisable for a maximum period of 10 years after the grant date. Options are exercisable upon vesting and vested options generally expire 90 days after termination of the optionee’s employment or relationship as a consultant or director, unless otherwise extended by the terms of the stock option agreement. Any unvested options or vested but unexercised options are returned to the Company.

The ISO and NSO grants of stock options were awarded with an exercise price of $0.065 for grants issued from November 2012 through July 2013; and $0.07 for grants issued from January 2014 through February 2014. The ISO grants were subject to a vesting period of four years with a one year cliff. The NSO and RSA grants were subject to a vesting period of four years.

Stock-based compensation expense is recognized based upon the estimated grant date fair value and is amortized over the requisite service period of the awards. For grants of stock options, the Company applies the Black-Scholes option-pricing model in determining the fair value of stock-based awards to employees. The resulting compensation expense is recognized over the requisite service period. The requisite service period is the period during which an employee is required to provide service in exchange for an award, which often is the vesting period.

The determination of the fair value of the stock-based award is affected by highly subjective assumptions, including the deemed fair value of the underlying stock price on the grant date, the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the award, the estimated period of time that the Company expects employees to hold their stock options and the expected dividend rate. These assumptions are estimated as follows:

•	Fair value of common stock. Estimated by the board of directors based on a number of factors, primarily third-party valuations of the Company’s common stock.

•	Risk-free interest rate. Based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term of the options.

•	Volatility. Based upon the price behavior of a group guideline public companies, typically over several years, in order to calculate a volatility to serve as a proxy for the Company’s volatility.

•	Expected term. Estimated by taking the average of the vesting term and the contractual term of the option.

•	Dividend yield. The Company has not paid and does not expect to pay any dividends.

HealthPocket, Inc.	15

Notes to financial statements - continued

The following tables summarize the assumptions relating to the Company’s stock options as follows:

Grants issued between May 14, 2012 and March 31, 2013:
Expected volatility	40%
Expected life (years)	5.0
Expected dividend yield	0%
Risk-free interest rate	0.62%
Grants issued in the year ended March 31, 2014:
Expected volatility	55%
Expected life (years)	5.0
Expected dividend yield	0%
Risk-free interest rate	1.75%

The stock-based compensation expense included within Selling, general and administrative expense on the accompanying condensed statements of operations and comprehensive loss for the year ended March 31, 2014 and the period ended March 31, 2013 was $13,783 and $3,771, respectively.

At March 31, 2014, of the 3,562,500 options granted in 2013 and 2014 for the purchase of common stock under the Plan, 16,458 options were exercised; 913,542 options were canceled or forfeited; and 2,632,500 options are outstanding. As of March 31, 2014, there were 6,641,320 additional shares available for the Company to grant under the Plan.

Stock option activities during the year ended March 31, 2014 and the period ended March 31, 2013 are as follows:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Life	Intrinsic
	Shares	Price	(Years)	Value
Balance as of May 14, 2012	—	—	—	—
Granted	2,190,000	0.065

Balance as of March 31, 2013	2,190,000	0.065	3.38	183,946
Granted	1,372,500	0.068		95,288
Exercised	(16,458)	0.065
Canceled and forfeited	(913,542)	0.065

Balance as of March 31, 2014	2,632,500	0.066	3.02	$218,316

Vested and exercisable as of March 31, 2014	791,587	0.065	2.69

The weighted-average grant date fair value of options granted during the year ended March 31, 2014 and the period ended March 31, 2013 was $.06824 and $0.065, respectively.

HealthPocket, Inc.	16

Notes to financial statements - continued

The following table summarizes information about stock options outstanding as of March 31, 2014:

		Weighted-
		Average
		Remaining
		Contractual	Vested
	Number of	Life	and
Exercise Price Per Share	Outstanding	(Years)	Exercisable
$0.0650	2,052,500	2.71	791,587
$0.0700	580,000	3.70	—

	2,632,500	3.02	791,587

As of March 31, 2014, there was $48,914 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.9 years. The total fair value of shares vested during the year ended March 31, 2014 and the period ended March 31, 2013 was $65,646 and $32,070, respectively.

Total stock-based compensation by department was as follows for the year ended March 31, 2014 and the period ended March 31, 2013, respectively.

	Year Ended	Period Ended
	March 31,	March 31,
	2014	2013
Research and development	$7,138	$1,779
Marketing and content	6,645	1,992

Total	$13,783	$3,771

Total stock-based compensation, was as follows for the year ended March 31, 2014 and the period ended March 31, 2013, respectively.

	Year Ended	Period Ended
	March 31,	March 31,
	2014	2013
NSO	$3,720	$1,050
ISO	10,063	2,721

Total	$13,783	$3,771

Note 7 – Income Taxes

The Company is subject to income taxes in the U.S. federal and state of California jurisdictions. Tax regulations within each jurisdiction are subject to interpretation of the related tax laws and regulations and require the application of significant judgment.

HealthPocket, Inc.	17

Notes to financial statements - continued

The provision for income taxes consists of the following:

		For the Period
		From May 14,
	Year Ended	2012 to
	March 31,	March 31,
	2014	2013
State	$800	$—
Federal	—	—

Total tax expense	$800	$—

The components of deferred tax assets for the year and period ended:

		For the Period
		From May 14,
	Year Ended	2012 to
	March 31,	March 31,
	2014	2013
Deferred tax assets:
Federal, state, and foreign net operation losses	$974,000	$518,000
Research and other credits	—	—
Other	22,000	8,000

Deferred tax asset	996,000	526,000
Less: Valuation allowance	(996,000)	(526,000)

Net deferred tax assets	—	—

Reconciliation of the statutory federal income tax to the Company’s effective tax:
Tax at federal statutory rate	(415,100)	(454,296)
State tax, net of federal benefit	800	—
Meals and entertainment	1,711	2,319
Stock option expense – ISO	11,883	3,222
Change in valuation allowance	401,506	448,755

Provision for taxes	$800	$—

Based upon available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be realized. Accordingly, management has established a valuation allowance for all deferred tax assets.

As of March 31, 2013, the Company had federal net operating loss carry forwards of approximately $1.30 million, which begin to expire 2033 and state net operating loss carry forwards of approximately $1.30 million, which begin to expire in 2033.

As of March 31, 2014, the Company had federal net operating loss carry forwards of approximately $2.45 million, which begin to expire 2033 and state net operating loss carry forwards of approximately $2.45 million, which begin to expire in 2033.

Federal and state tax laws impose substantial restrictions on the utilization of the net operating loss, for tax purposes, of net operating loss and credit carry forwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carry forwards may be limited as a result of such ownership changes. Such a limitation could result in the expiration of carry forwards before they are utilized.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is not currently under audit by the Internal Revenue Service or other similar state and local authorities. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject to.

HealthPocket, Inc.	18

Notes to financial statements - continued

Note 8 – Related Party Transactions

Founder Loans

During the year ended March 31, 2014 and the period ended March 31, 2013, the Company obtained loans from two of the Company’s founders. These two loans were for $25,000 each, plus any unpaid accrued interest. The loan balances, including unpaid accrued interest as of March 31, 2014 and 2013 were $53,773 and $51,668, respectively.

Leases

The Company leased its office space from a related party of one of its shareholders. Expenses paid through this lease were $85,133 and $29,067 for the year ended March 31, 2014 and the period ended March 31, 2013, respectively. At the end of the initial term, the Company converted the lease to a month-to-month arrangement for $7,500 per month. Effective August 11, 2014, the lease was amended for the relocation and expanded office space and the increase of monthly rent to $9,000.

Note 9 – Subsequent Event

On July 14, 2014, the Company entered into an agreement and plan of merger with Health Insurance Innovations, Inc. (“HII”), a Delaware corporation, a developer and administrator of affordable individual health insurance and discount benefit plans. The closing of the transaction contemplated by the merger agreement occurred on July 14, 2014.

The Company will continue as a surviving entity and indirect subsidiary of HII. Pursuant to the merger agreement, at the closing, HII paid consideration consisting of approximately $21.9 million in cash and 900,900 shares of HII’s class A common stock, $0.0001 par value per share having an agreed upon aggregate value of $10.0 million or $11.10 per share.

A portion of the merger consideration consisting of $3,200,000 in cash was deposited with an escrow agent to fund payment obligations of the Company’s former equity holders, and fees and expenses of the representatives of the Company’s former equity holders.

As part of the merger agreement, the outstanding loan balances with SVB and the founders were paid in full.

The Company evaluated subsequent events through September 29, 2014, the date these financial statements were issued, and has appropriately accounted for and disclosed all relevant subsequent events through this date.

Condensed Financial Statements and Accountants’ Compilation Report

HealthPocket, Inc.

June 30, 2014 and 2013

HealthPocket, Inc.

Table of contents

Accountants’ Compilation Report	1

Condensed financial statements:

Condensed balance sheets (Unaudited)	2

Condensed statements of operations and comprehensive loss (Unaudited)	3

Condensed statements of cash flows (Unaudited)	4

Notes to condensed financial statements (Unaudited)	5-13

ACCOUNTANTS’ COMPILATION REPORT

To the Board of Directors of

HealthPocket, Inc.

We have compiled the accompanying balance sheet of HealthPocket, Inc. as of June 30, 2014, and March 31, 2014, and the related statements of operations and comprehensive loss, and cash flows for the three months ended June 30, 2014 and 2013. We have not audited or reviewed the accompanying financial statements, and accordingly, do not express an opinion or provided any assurance about whether the financial statements are in accordance with accounting principles generally accepted in the United States of America.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the compilation in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The objective of a compilation is to assist management in presenting financial information in the form of financial statements without undertaking to obtain or provide any assurance that there are no material modifications that should be made to the financial statements.

/s/ Moss Adams LLP

Campbell, California

September 29, 2014

HealthPocket, Inc.	2

Condensed balance sheets

(Unaudited)

	June 30,	March 31,
	2014	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	1,315,708	1,409,055
Restricted Cash	50,000	50,000
Accounts receivable	7,532	124,300
Prepaid expenses and other current assets	31,322	34,645

Total current assets	1,404,562	1,618,000
Property and equipment, net	6,503	7,798
Other assets	15,000	15,000

Total assets	$1,426,065	$1,640,798

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,300	$142,845
Accrued liabilities and other liabilities	321,357	16,874
Current portion of long-term debt	588,081	589,218
Deferred revenue	88,980	101,250

Total current liabilities	1,010,718	850,187
Long-term debt, less current portion:
Bank loan, net of discount	621,204	764,473
Founder loans and accrued interest	54,311	53,773

Total Long-term debt, less current portion	675,515	818,246

Total liabilities	1,686,233	1,668,433
Stockholders’ equity:
Series A Preferred stock, $0.0001 par value; 17,008,000 shares authorized; 9,800,000 and 9,800,000 shares issued and outstanding as of June 30, 2014 and March 31, 2014, respectively.	580	580
Common stock, $0.0001 par value; 58,000,000 shares authorized; 26,843,289 and 26,843,289 shares issued and outstanding as of June 30, 2014 and March 31, 2014, respectively.	938	938
Additional paid-in capital	2,455,775	2,451,034
Accumulated deficit	(2,717,461)	(2,480,187)

Total stockholders’ equity	(260,168)	(27,635)

Total liabilities and stockholders’ equity	$1,426,065	$1,640,798

The accompanying notes are an integral part of these condensed financial statements.

HealthPocket, Inc.	3

Condensed statements of operations and comprehensive loss

(Unaudited)

	Three Months Ended June 30,
	2014	2013
Revenue	$349,065	$—
Operating expenses:
Referral payments	31,410	—
Marketing and content	220,510	184,215
Selling, general and administrative	73,939	82,025
Research and development	239,278	192,966

Total operating expenses	565,137	459,206

Loss from operations	(216,072)	(459,206)
Other expenses:
Interest expense, net	(20,401)	(10,134)

Net loss before income taxes	(236,473)	(469,340)
Income tax expense	800	—
Net loss	(237,273)	(469,340)
Other comprehensive income (loss)	—	—

Net loss	$(237,273)	$(469,340)

The accompanying notes are an integral part of these condensed financial statements.

HealthPocket, Inc.	4

Condensed statements of cash flows

(Unaudited)

	Three Months Ended June 30,
	2014	2013
Operating activities:
Net loss	$(237,273)	$(469,340)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	4,741	14,253
Depreciation expense	1,295	1,216
Changes in operating assets and liabilities:
Accounts receivable	116,768	—
Prepaid expenses and other assets	3,323	3,796
Accounts payable	(126,063)	4,726
Accrued liabilities and other liabilities	300,538	6,729
Deferred revenue	(12,270)	—

Net cash provided by (used in) operating activities	51,059	(438,620)
Investing activities:
Purchases of property and equipment	—	(1,438)

Net cash used in investing activities	—	(1,438)
Financing activities:
Discount on long-term debt	2,405	747
Principal payments on long-term debt	(146,811)	(62,500)
Issuance of Series A preferred stock, net of issuance costs	—	250,000
Issuance of common stock, net of issuance costs	—	745

Net cash (used in) provided by financing activities	(144,406)	188,992

Net decrease in cash and cash equivalents	(93,347)	(251,066)
Cash and cash equivalents at beginning of period	1,409,055	1,696,704

Cash and cash equivalents at end of period	$1,315,708	$1,445,638

The accompanying notes are an integral part of these condensed financial statements.

HealthPocket, Inc.	5

Notes to condensed financial statements

(Unaudited)

Note 1 – Organization, and Summary of Significant Accounting Policies

Organization and Description of Business

HealthPocket, Inc. (the “Company”) was incorporated in Delaware on May 14, 2012. The Company’s headquarters are located in California.

The principal activities of the Company are to provide consumers with information to compare and rank all healthcare plans within a geographical area. The service is intended to be free to access for the consumer through the company’s webpage.

Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted in the United States of America (“U.S. GAAP”) have been omitted in accordance with the rules and regulations of the SEC. These condensed financial statements should be read in conjunction with the Company’s audited financial statements and accompanying notes as of and for the year ended March 31, 2014.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. These estimates also affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company accounts for cash on hand and demand deposits with banks and other financial institutions as cash. Short-term, highly liquid investments with original maturities of three months or less are considered cash equivalents.

Concentrations of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. A significant portion of the Company’s cash and cash equivalents is held at one large reputable financial institution. The Company is exposed to credit risk in the event of default by the financial institution to the extent that cash balances with the financial institution is in excess of amounts that are insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company generally does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

HealthPocket, Inc.	6

Notes to condensed financial statements - continued

For the period three months ended June 30, 2014, revenue from customers that accounted for 10% or more are summarized below. For the period ended June 30, 2013, the Company did not generate any revenue.

June 30, 2014
Velapoint	10%
TruBridge	74%

For the period ended June 30, 2014 and March 31, 2014, accounts receivable from customers that accounted for 10% or more are summarized below:

	Accounts Receivable
	June 30,	March 31,
	2014	2014
Velapoint	60%	66%
eHealthInsurance Services, Inc.	31%	—
Health plan intermediaries holdings	—	30%

Fair Value of Financial Instruments

The Company applies guidance under U.S. GAAP, which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. The adopted guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and requires that fair value measurements be classified and disclosed in one of the following three categories:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3 – Unobservable inputs for the asset or liability.

The carrying amounts of certain of the Company’s financial instruments including cash, cash equivalents, accounts receivable, and accounts payable, approximate fair value due to their short maturities. Long-term debt have variable interest rates, which reset frequently; therefore, their carrying values do not materially differ from their calculated aggregate fair value. These are considered Level 1 fair value measurements.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the respective assets. As of June 30, 2014 and March 31, 2014, all property and equipment was comprised of computer equipment, which has an estimated useful life of 3 years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations for the period realized.

HealthPocket, Inc.	7

Notes to condensed financial statements - continued

Impairment or Disposal of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairment losses on long-lived assets for the three months ended June 30, 2014 and June 30, 2013.

Revenue Recognition

The Company’s revenue is principally derived from marketing fees, licensing fees, limited exclusivity fees, and landing page development fees. The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.

Revenue is considered earned when the performance measures have been completed. Deposits (whether refundable or non-refundable), early payments and progress payments are not recognized as revenue until the revenue producing event has occurred.

Marketing fee revenue – The Company offers marketing services over a specified term. This fee is related to telephone and website traffic received by HealthPocket.com for the customer and is recognized straight-line basis over the life of the specified term of the marketing services. There are two ways marketing fee revenue is determined: lead fee revenue and conversion fee revenue. The Company offers lead marketing services in the form of providing leads to customers. Revenue for leads provided is recognized based on the contractually agreed price per lead multiplied by the number of leads provided by the Company during the period. The Company offers conversion marketing services in the form of providing leads to customers with revenue recognized on a cost per acquisition basis. Revenue is calculated based on the number of qualifying conversions generated by the Company leads. The customer collects conversion data and provides a contractually agreed periodical report to the Company. Revenue is recognized based on the agreed price per lead conversion multiplied by the number of leads converted during the period.

Proprietary application programming interface technology and software license – The Company offers a term license for its software and technology. This can include a one-time implementation fee. The implementation fee is recognized when the implementation in completed. The license fee is recognized straight-line basis over the life of the contractual license term.

Limited exclusivity fee revenue – The Company offers to certain customers limited exclusivity for placement of advertisements on the HealthPocket website for a fee. This fee is recognized straight-line basis over the life of the limited exclusivity term.

Landing page development – The Company offers to design, build and support a customer’s hosting of certain landing pages for the purpose of capturing e-leads and phone calls. Revenue for this service is recognized straight-line basis over the life of the support period of the landing pages.

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company’s marketing service and licensing agreements, and is recognized as the revenue recognition criteria are met. The Company generally invoices its customers in accordance with the agreement terms.

HealthPocket, Inc.	8

Notes to condensed financial statements - continued

Stock-based Compensation

The Company measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and on the date services are provided for awards to non-employees. The measurement of stock-based compensation for non-employees is subject to periodic adjustments as the options vest, and the expense is recognized over the period services are rendered.

The Company uses the Black-Scholes option-pricing model to determine the fair values of the stock options and amortizes the fair values of stock-based awards on a straight-line basis, over the requisite service period (generally the vesting period), for the portion of the stock-based award that is ultimately expected to vest.

The Company estimates forfeitures based on historical experience, at the time of grant and revises these estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. The carrying value of the net deferred tax assets is based on the belief that it is more likely than not that the Company will be unable to realize these deferred tax assets. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Research and Development Expenses

The Company incurs research and development expenses consisting of employee compensation, information technology, consulting, and facilities-related expenses. The Company incurs research and development expenses primarily for improvements and enhancements to the services, development of new products, and infrastructure costs such as facility and other overhead costs. Costs related to research, design and development of the Company’s products are expensed as incurred.

Note 2 – Property and Equipment

Property and equipment as of June 30, 2014 and March 31, 2014 consisted of the following:

	June 30,	March 31,
	2014	2014
Computer equipment	$15,546	$15,546
Accumulated depreciation	(9,043)	(7,748)

Total property and equipment, net	$6,503	$7,798

Depreciation expense for the three months ended June 30, 2014 and 2013 was $1,295 and $1,216, respectively.

HealthPocket, Inc.	9

Notes to condensed financial statements - continued

Note 3 – Accrued Liabilities

Accrued liabilities as of June 30, 2014 and March 31, 2014 consisted of the following:

	June 30,	March 31,
	2014	2014
Accrued merger consideration	$300,000	$—
Accrued legal fees	—	5,000
Accrued professional fees	21,357	11,874

Total accrued liabilities	$321,357	$16,874

Note 4 – Loans

The Company has a long-term loan from the Silicon Valley Bank (SVB) and short-term loans from two of the Company’s founders, who are also officers of the Company (the “founder loans”). The loans were used to fund the day-to-day operations of the Company before the commencement of revenue activities.

Bank Loan

The bank debt agreement with SVB, executed on September 7, 2012, allowed for a maximum of $2,000,000 in financing, available in two tranches. The first tranche of $750,000 was drawn on October 19, 2012 with a maturity date of July 1, 2016. The second tranche was drawn in two parts; on September 30, 2013 for $500,000 with a maturity date of November 1, 2016 and on January 31, 2014 for $500,000 with a maturity date of January 1, 2017. Repayments begin on the 1st day of the 1st month following the funding period and are interest-only payment for a period of three months, then 36 equal payments of principal, plus accrued unpaid interest. The interest rate is the WSJ Prime Rate plus 2.25%.

SVB requires the submission of monthly financial statements within 30 days after the end of each month. SVB also holds as collateral all of the Company’s right, title and interest in the Company’s personal property as such terms are defined under the California Uniform Commercial Code; excluding any intellectual property so long as the Company agrees not to encumber any of its intellectual property.

The balance of the SVB loan, net of discount, for the periods ended June 30, 2014 and March 31, 2014 are $1,204,234 and $1,353,691, respectively. Interest expense incurred on the loan for the three months ended June 30, 2014 and 2013 was $17,714 and $9,787, respectively. Financing costs of $7,716 associated with the issuance of the SVB loans were capitalized and amortized over the term of the bank loan.

As of June 30, 2014, scheduled maturities of the Company’s long-term bank loans are as follows:

As of
June 30, 2014
Remainder of 2014	$286,845
2015	574,149
2016	334,684
2017	13,607

Total	$1,209,285

The loan with SVB was paid in full on July 15, 2014 (Note 10).

Founder Loans

The two founder loans are for $25,000 each and accrue interest at the rate of 4.0% annually. The two loans were payable on demand by the lenders. Interest expense accrued on the two loans for the three months ended June 30, 2014 and 2013 was $538 and $527, respectively.

The two founders’ loans were paid in full on July 15, 2014 (Note 10).

HealthPocket, Inc.	10

Notes to condensed financial statements - continued

Note 5 – Stockholders’ Equity

At incorporation, the Company was authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share.

On August 8, 2012, the number of authorized shares increased to 44,100,000; 32,000,000 shares of common stock, par value $0.0001 and 12,100,000 of Series A preferred stock, par value $0.0001 per shares. Also, a common stock forward stock split of 1.4331212 for 1 occurred.

On September 5, 2012, the number of authorized shares increased to 44,104,000 shares; 32,000,000 shares of common stock, par value $0.0001 and 12,104,000 shares of Series A preferred stock, par value $0.0001.

On November 29, 2012, the number of authorized shares increased to 88,208,000; 64,000,000 shares of common stock, par value $0.0001 and 24,208,000 shares of Series A preferred stock, par value $0.0001. Also, a forward stock split of 2 for 1 occurred.

On January 22, 2013, the number of authorized shares increased to 89,008,000 shares; 64,000,000 shares of common stock, par value $0.0001 and 25,008,000 shares of Series A preferred stock, par value $0.0001.

On April 2, 2013, the number of authorized shares decreased to 75,008,000 shares; 58,000,000 shares of common stock, par value $0.0001 and 17,008,000 shares of Series A preferred stock, par value $0.0001.

As of June 30, 2014, the Company’s authorized capital stock consists of 58,000,000 shares of common stock, par value of $0.0001 and 17,008,000 shares of Series A preferred stock, par value of $0.0001.

Series A Convertible Preferred Stock

In August 2012, the Company issued 4,000,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.50 per share for gross proceeds of $2,000,000 and incurred issuance costs of $34,148.

On November 29, 2012, a forward stock split of 2 for 1 occurred.

In January 2013, the Company issued 700,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.25 per share for gross proceeds of $175,000 and incurred issuance costs of $7,108.

On February 7, 2013, the Company issued 100,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.25 per share for gross proceeds of $25,000, and incurred issuance costs of $6,000.

In April 2013, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock at an issuance price of $0.25 per share for gross proceeds of $250,000.

Dividends

Holders of shares of Preferred Stock shall be entitled to receive non-cumulative dividends as and if declared by the board of directors. Dividends are payable in preference to any dividends of Common Stock declared by the board of directors. No dividends were declared during the three months ended June 30, 2014 and 2013.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment is to be made to the holders of Common Stock, an amount per share equal to the sum of the applicable Original Issue Price of $0.25 per share for such series of Preferred Stock, plus any dividends declared but unpaid on such share.

HealthPocket, Inc.	11

Notes to condensed financial statements - continued

If upon any such liquidation, dissolution or winding up of the Company the assets of the Company available for distribution to its stockholders is insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled, the holders of such shares are to share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment or setting aside for payment to the holders of Series A Preferred Stock of the full amounts, the entire remaining assets of the Company legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Company in proportion to the number of shares of Common Stock held by them.

Redemption

The Preferred Stock is not redeemable at the option of the holder thereof.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the Company or the transfer agent into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable original issue price by the conversion price in effect on the date the certificate is surrendered for conversion. The applicable original issue price was $0.25 as of June 30, 2014. The conversion price was $0.25 per share as of June 30, 2014.

Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for Series A preferred stock immediately upon the earlier of (i) the closing of this corporations’ sale of its Common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was greater than $30,000,000 in the aggregate or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Requisite Preferred Majority.

Series A Voting Rights

The holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.

Common Stock

As of June 30, 2014 and March 31, 2014, the Company was authorized to issue 58,000,000 shares of Common Stock, of which 26,843,289 and 26,843,289 were issued and outstanding, respectively. As of June 30, 2014 and March 31, 2014, 10,203,820 shares of Common Stock were reserved for options available to grant under the Company’s stock option plan.

Warrants to Purchase Series A Preferred Stock

On September 7, 2012, the Company entered into a bank loan agreement with SVB. As part of this agreement SVB was to be granted warrants to purchase shares of Series A Preferred Stock at an exercise price of $0.25 per share in exchange for the issuance of loan by SVB. The warrants were to be granted when a drawdown of the loan occurred. On October 19, 2012, 88,000 warrants were granted. On September 30, 2013, 60,000 warrants were granted. On January 31, 2014, 60,000 warrants were granted. As of June 30, 2014 and March 31, 2014, warrants to purchase 208,000 shares of Series A Preferred Stock were outstanding. These warrants are exercisable at an exercise price of $0.25 per share at any time during their six-year term, which expires on September 7, 2019. These warrants have been estimated at $29,000 which amount has been credited to additional paid in capital on the statement of changes in stockholders’ equity. The assumptions used in estimating the value of the warrants were: volatility – 40%, expected term – 6 years, interest rate – 1.21%, and a dividend rate of 0.

HealthPocket, Inc.	12

Notes to condensed financial statements - continued

Note 6 – Income taxes

The Company is subject to income taxes in the U.S. federal and state of California jurisdictions. Tax regulations within each jurisdiction are subject to interpretation of the related tax laws and regulations and require the application of significant judgment. The provision for income taxes for the three months ended June 30, 2014 was $800. There was no provision for income taxes for the three months ended June 30, 2013.

As of June 30, 2014, the Company had federal net operating loss carry forwards of approximately $2.45 million, which begin to expire 2033 and state net operating loss carry forwards of approximately $2.45 million, which begin to expire in 2033.

Based upon available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be realized. Accordingly, management has established a valuation allowance for all deferred tax assets.

Federal and state tax laws impose substantial restrictions on the utilization of the net operating loss, for tax purposes, of net operating loss and credit carry forwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carry forwards may be limited as a result of such ownership changes. Such a limitation could result in the expiration of carry forwards before they are utilized.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is not currently under audit by the Internal Revenue Service or other similar state and local authorities. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject to.

Note 7 – Related Party Transactions

Founder Loans

The Company obtained loans from two of the Company’s founders in 2013. These two loans were for $25,000 each, plus any unpaid accrued interest. The loan balances, including unpaid accrued interest as of June 30, 2014 and March 31, 2014 were $54,311 and $53,773, respectively.

Leases

The Company leased its office space from a related party of one of its shareholders. Expenses paid through this lease were $22,500 and $18,850 for the three months ended June 30, 2014 and 2013, respectively. At the end of the initial term, the Company converted the lease to a month-to-month arrangement for $7,500 per month. Effective August 11, 2014, the lease was amended for the relocation and expanded office space and the increase of monthly rent to $9,000.

Note 8 – Subsequent Event

On July 14, 2014, the Company entered into an agreement and plan of merger with Health Insurance Innovations, Inc. (“HII”), a Delaware corporation, that is a developer and administrator of affordable individual health insurance and discount benefit plans. The closing of the transaction contemplated by the merger agreement occurred on July 14, 2014.

The Company will continue as a surviving entity and indirect subsidiary of HII. Pursuant to the merger agreement, at the closing, HII paid consideration consisting of approximately $21.9 million in cash and 900,900 shares of HII s class A common stock, $0.0001 par value per share having an agreed upon aggregate value of $10.0 million or $11.10 per share.

HealthPocket, Inc.	13

Notes to condensed financial statements - continued

A portion of the merger consideration consisting of $3,200,000 in cash was deposited with an escrow agent to fund payment obligations of the Company’s former equity holders, and fees and expenses of the representatives of the Company’s former equity holders.

As part of the merger agreement, the outstanding loan balances with SVB and the founders were paid in full.

The Company evaluated subsequent events through September 29, 2014, the date these financial statements were issued, and has appropriately accounted for and disclosed all relevant subsequent events through this date.